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                                                                   EXHIBIT 99.6


MONDAY  DECEMBER 3, 8:35 AM EASTERN TIME

PRESS RELEASE

SOURCE: DYNEGY INC.

DYNEGY CEO CALLS ENRON LAWSUIT "FRIVOLOUS AND DISINGENUOUS"

HOUSTON--(BUSINESS WIRE)--Dec. 3, 2001--Dynegy Inc. (NYSE:DYN - NEWS)

o Watson points to Enron's snowballing loss of public confidence and credibility

o Dynegy remains firm: It is entitled to Northern Natural Gas or $1.5 billion payment

Dynegy Inc. (NYSE:DYN - NEWS) Chairman and CEO Chuck Watson today called Enron Corp.'s lawsuit against the company "frivolous and disingenuous."

"We want to be perfectly clear on this point: Enron's lawsuit against Dynegy has no merit whatsoever in law or in fact, and is one more example of Enron's failure to take responsibility for its demise.

"Enron's rapid disintegration is the result of a general loss of public confidence in its credibility, fueled by the startling disclosures on Nov. 19 of new and adverse information," said Watson. "Subsequent to the 10-Q filing, Enron's core trading businesses in North America and Europe collapsed. Adding to the company's problems are investigations by the U.S. Securities and Exchange Commission and the U.S. Congress. Enron's charges against Dynegy are false, and the public should be wary of Enron's efforts to deflect attention from the facts," he added.

"The reality is, Enron invited Dynegy to participate in merger negotiations. Dynegy entered those negotiations in good faith and provided $1.5 billion in cash to Enron. Despite assurances that Enron's liquidity situation had stabilized, the cash was gone in less than three weeks, and Enron has had difficulty providing an accounting as to where it went," said Watson.

"Our $1.5 billion investment was backed by a structure within the merger agreement which provided that, should Dynegy provide notice of termination, Dynegy would have immediate control and ownership of Northern Natural Gas pipeline, a provision that assured our shareholders they would be protected," he said. "Enron has the ability to reclaim Northern Natural simply by repaying Dynegy $1.5 billion, plus accrued and unpaid dividends of $90 million per year. It is a demonstration of sheer desperation that Enron would attempt to keep both Dynegy's $1.5 billion and the pipeline," added Watson.

Under the terms of the merger agreement, which was announced Nov. 9, Dynegy had the right to terminate the merger agreement if there was a material adverse change in Enron's business or financial condition or if Enron breached its representations and warranties.

According to Watson, "Enron had, in fact, recognized that such a change had occurred, and was willing to slash the merger ratio by more than half because its business had materially and adversely deteriorated.

"Enron's 10-Q filing on Nov. 19 revealed rapid cash deterioration and accelerating debt maturities, as well as a sharp reversal in their results in Europe. The filing destroyed whatever remaining credibility Enron had before the 10-Q, and its stock reacted by plummeting an additional 23 percent, from $9.06 per share to $6.99 by market close on the next day, and within a week, to $4 per share. Within days, Enron's core trading business in North America and Europe collapsed as counter-parties began to withdraw or to demand ever-increasing collateral. Dynegy worked diligently over the next week on a two-tiered effort to solve Enron's financial problems. The first was to help Enron gain access to additional cash in order to sustain its near-term business activities. Second, Dynegy was focused on securing a global solution to ensure the long-term viability of the combined entity, without which the merger was futile," he said.

"Simultaneously, Dynegy's management team was pursuing an accelerated plan to integrate the two companies' operations and employees, although Enron's own management refused to cooperate with that process. Unfortunately, it became clear that these many efforts were not enough to overcome Enron's financial and business issues.

"Dynegy will not lose Enron's frivolous case and intends to pursue an action for the damages that Enron has caused Dynegy," Watson said.

Dynegy Inc. is one of the world's premier energy merchants. Through its global energy delivery network and marketing, trading and risk management capabilities, Dynegy provides innovative solutions to customers in North America, the United Kingdom and Continental Europe.

Note to analysts and the media: Dynegy will simulcast a conference call live via the Internet on Monday, December 3, 2001, at 8:00 a.m. CT, 9:00 a.m. ET. The webcast can be accessed via dynegy.com (click on "Investor Relations ").

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary from those Dynegy expects include changes in commodity prices for energy or communications products or services; the timing and extent of deregulation of energy markets in the U.S. and Europe; the effectiveness of Dynegy's risk management policies and procedures and the creditworthiness of customers and counterparties; the liquidity and competitiveness of wholesale trading markets for energy commodities, including the impact of electronic or online trading in these markets; operational factors affecting Dynegy's power generation or Dynegy's midstream natural gas facilities; uncertainties regarding the development of, and competition within, the market for communications services in the U.S. and Europe; uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business; general political, economic and financial market conditions; and any extended period of war or conflict involving the United States or Europe. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at HTTP://WWW.SEC.GOV.

CONTACT:

Dynegy Inc.
     Media:
     John Sousa, Jennifer Rosser or Steve Stengel
     713/767-5800
     or
     Analysts:
     Margaret Nollen, Arthur Shannon or Katie Pipkin
     713/507-6466